  Exhibit 99.1

FOR IMMEDIATE RELEASE

Aehr Test Systems	Investor Relations Contact:
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Reports First Quarter Fiscal 2019 Financial Results

Fremont, CA (September 27, 2018) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced financial results for its first quarter of fiscal 2019 ended August 31, 2018.

Fiscal First Quarter Financial Results:

●
Net sales were $4.7 million, compared to $7.0 million in the first quarter of fiscal 2018.
●
GAAP net loss was $1.5 million, or $0.07 per diluted share, compared to GAAP net income of $10,000, or $0.00 per diluted share, in the first quarter of fiscal 2018.
●
Non-GAAP net loss, which excludes the impact of stock-based compensation expense, was $1.3 million, or $0.06 per diluted share, compared to non-GAAP net income of $226,000, or $0.01 per diluted share, in the first quarter of fiscal 2018.
●
Backlog as of August 31, 2018 was $6.1 million.

An explanation of the use of non-GAAP financial information and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

First Quarter and Recent Business Highlights:

●
Successfully installed initial production FOX-XP™ system to new customer for test and burn-in of integrated silicon photonics devices for data communications applications using Aehr’s proprietary DiePak® carriers, which allow single socketing for both functional test and burn-in of their singulated bare die.
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Completed shipment and acceptance on initial order for new DiePak carrier design from Aehr’s FOX-XP lead customer for a next-generation sensor device expected to ramp later this fiscal year using their installed base of FOX-XP test and burn-in systems.
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Booked $1.8 million during the quarter for WaferPakTM and DiePak full-wafer and singulated die / module contactors for use on Aehr’s installed base of FOX test and burn-in systems.
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Delivered ABTSTM Test and Burn-in System to a new customer for use in military and aerospace packaged part qualification and production burn-in.
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Delivered follow-on ABTS Test and Burn-in System to a wireless communications chipset company for use in production burn-in of automotive devices.
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Announced today a $2.7 million follow-on order from one of the company’s lead FOX-XP Test and Burn-in System customers for a FOX- XP Multi-Wafer Test and Burn-in System and WaferPak Aligner to provide additional test capacity for the customer’s increasing silicon photonics device production requirements.

Aehr Test Systems Reports First Quarter 2019 Financial Results
September 27, 2018

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“Our revenue in the first quarter was lower on a year-over-year basis with many of our customers’ capacity ramps expected later in our fiscal year. Our first quarter revenue and bottom line reflect the impact of two key shipments anticipated near quarter end that pushed into the second quarter. The revenue from these two shipments will now show up in our second quarter, which ends November 30. We continue to see our customers forecasting the need for additional volume capacity by the end of our current fiscal year that ends in May 2019, with a heavy concentration of shipments in the second half of our fiscal year.

“Today we are pleased to announce another production order from our lead customer for our FOX-XP system for production wafer level burn-in of silicon photonics devices. This customer continues to increase their capacity and is also forecasting orders for delivery of a significant number of WaferPak Contactors by the end of this fiscal year to meet this capacity. They are also forecasting additional capacity for FOX-XP systems and WaferPak Contactors throughout calendar year 2019 and beyond. We now have two lead customers ramping their production capacity for Silicon Photonics devices using our FOX-XP system, and we see this market as a significant and growing opportunity for our solutions over at least the next several years.

“Our program with our lead customer using the FOX-XP system for testing singulated die/modules for mobile device sensors with our DiePak Carriers continues to move forward. We completed the initial qualification and acceptance of the new DiePak and production test program for a new device and we are expecting them to add capacity for our DiePak Carriers during this fiscal year as this new product ramps into production. We continue to work with this customer on other applications and believe we are well positioned to win additional applications for wafer level and singulated die/module test and burn-in of sensors they produce.

“While we are pleased with the strong forecast for increased capacity that we are seeing from multiple customers and programs in calendar year 2019, one of the new programs at our lead FOX-XP customer that we anticipated to begin volume shipments in our fiscal second half has pushed out a few months. The impact of this shift is that we now expect our fiscal 2019 revenue to be in the range of $30 million to $35 million. Our GAAP profit range is expected to be between break-even and $2.5 million, including the investments we are making in manufacturing operations, sales, and marketing. Even with the push out of this customer program, we expect to have a significant increase in bookings and backlog year over year in fiscal 2019.

“We remain very optimistic about our market opportunities and our unique capabilities to serve our customers’ test needs.”

Aehr Test Systems Reports First Quarter 2019 Financial Results
September 27, 2018

Management Conference Call and Webcast
Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its first quarter fiscal 2019 operating results. To access the call dial 800-458-4121 (+1 323-794-2093 outside the United States) and give the participant pass code 6249614. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section. A replay of the conference call will also be available via telephone beginning approximately two hours after conclusion of the call through 8:00 p.m. ET on October 4, 2018. To access the replay dial-in information, please click here.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has over 2,500 systems installed worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTS™ and FOX-P™ families of test and burn-in systems and FOX WaferPak™ Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP system is a full wafer contact and singulated die/module test and burn-in system used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Safe Harbor Statement
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Aehr Test as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. Forward-looking statements include statements regarding Aehr Test’s expectations, beliefs, intentions or strategies regarding the future including statements regarding future market opportunities and conditions, expected product shipment dates, customer orders or commitments and future operating results. The risks and uncertainties that could cause Aehr Test’s results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, general market conditions, customer demand and acceptance of Aehr Test’s products and Aehr Test’s ability to execute on its business strategy. See Aehr Test’s recent 10-K, 10-Q and other reports from time to time filed with the Securities and Exchange Commission for a more detailed description of the risks facing Aehr Test’s business. Aehr Test disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

- Financial Tables to Follow -

Aehr Test Systems Reports First Quarter 2019 Financial Results
September 27, 2018

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Aug 31,	May 31,	Aug 31,
	2018	2018	2017

Net sales	$4,740	$7,269	$6,970
Cost of sales	3,187	4,108	4,052
Gross profit	1,553	3,161	2,918

Operating expenses:
Selling, general and administrative	1,879	1,816	1,791
Research and development	1,116	1,096	955
Total operating expenses	2,995	2,912	2,746

(Loss) income from operations	(1,442)	249	172

Interest expense, net	(78)	(89)	(107)
Other income (expense), net	9	39	(60)

(Loss) income before income tax (expense) benefit	(1,511)	199	5

Income tax (expense) benefit	(4)	(8)	5

Net (loss) income	(1,515)	191	10

Less: Net income attributable to the noncontrolling interest	-	-	-

Net (loss) income attributable to Aehr Test Systems common shareholders	$(1,515)	$191	$10

Net (loss) income per share
Basic	$(0.07)	$0.01	$0.00
Diluted	$(0.07)	$0.01	$0.00

Shares used in per share calculations:
Basic	22,190	22,033	21,417
Diluted	22,190	22,614	22,991

  -more-

Aehr Test Systems Reports First Quarter 2019 Financial Results
September 27, 2018

AEHR TEST SYSTEMS AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Aug 31,	May 31,	Aug 31,
	2018	2018	2017

GAAP net (loss) income	$(1,515)	$191	$10
Stock-based compensation expense	256	174	216
Non-GAAP net (loss) income	$(1,259)	$365	$226

GAAP net (loss) income per diluted share	$(0.07)	$0.01	$0.00
Non-GAAP net (loss) income per diluted share	$(0.06)	$0.02	$0.01
Shares used in GAAP diluted shares calculation	22,190	22,614	22,991
Shares used in non-GAAP diluted shares calculation	22,190	22,614	22,991

Non-GAAP net (loss) income is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net (loss) income is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net income. This limitation is best addressed by using this measure in combination with net (loss) income (the most directly comparable GAAP financial measure). These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods.

-more-

Aehr Test Systems Reports First Quarter 2019 Financial Results
September 27, 2018

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
.
	August 31,	May 31,
	2018	2018

ASSETS

Current assets:
Cash and cash equivalents	$15,864	$16,848
Accounts receivable, net	2,272	2,856
Inventories	9,585	9,049
Prepaid expenses and other	727	703
Total current assets	28,448	29,456

Property and equipment, net	1,174	1,203
Other assets	266	296
Total assets	$29,888	$30,955

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$6,110	$6,110
Accounts payable	1,317	1,762
Accrued expenses	1,498	1,646
Customer deposits and deferred revenue, short-term	2,339	1,630
Total current liabilities	11,264	11,148

Deferred rent	145	63
Deferred revenue, long-term	359	459
Total liabilities	11,768	11,670

Aehr Test Systems shareholders' equity	18,139	19,305
Noncontrolling interest	(19)	(20)
Total shareholders' equity	18,120	19,285
Total liabilities and shareholders' equity	$29,888	$30,955

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